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                                  EXHIBIT 23.1

                           CONSENT OF HJ & ASSOCIATES


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                         CONSENT OF HJ & ASSOCIATES, LLC


         The undersigned hereby consents to the inclusion of its reports on the unaudited financial statements of San Diego Soccer Corporation for the period ending June 30, 2000 and the proforma consolidated financial statements of San Diego Soccer Corporation as of December 31, 1999 and June 30, 2000. The undersigned also consents to the reference to it as an expert in accounting and auditing relating to said financial statements, in the Proxy for San Diego Soccer Development Corporation and Registration Statement for San Diego Soccer Corporation.





HJ & Associates, LLC

50 S. Main Street, Ste. 1450
Salt Lake City, UT


Dated: October 6, 2000